Exhibit No. EX-99.d.1.l.i

THE DFA INVESTMENT TRUST COMPANY

THE PACIFIC RIM SMALL COMPANY SERIES

INVESTMENT MANAGEMENT AGREEMENT

ADDENDUM NUMBER ONE

THIS ADDENDUM made this 21st day of October, 2005, by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the “Trust”), on behalf of:

“The Pacific Rim Small Company Series,”

(the “Series”), a separate series of the Trust, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the “Manager”).

WHEREAS, the Trust and the Manager have previously entered into an Investment Management Agreement, dated August 7, 1996 (the “Investment Management Agreement”), pursuant to which the Manager agreed to manage the investment and reinvestment of the assets of the Series; and

WHEREAS, the Manager has been informed by the Trust that the Series desires to change it name;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is hereby agreed as follows:

1. The name of the Series shall be changed from “The Pacific Rim Small Company Series” to “The Asia Pacific Small Company Series,” and all references in the Investment Management Agreement to “The Pacific Rim Small Company Series” shall be changed to “The Asia Pacific Small Company Series.”

2. The effective date of this Addendum shall be September 13, 2005.

3. The parties hereby further agree that no other provisions of the Investment Management Agreement are in any way modified by this Addendum, and that all other provisions of the Investment Management Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed this 21st day of October, 2005.

THE DFA INVESTMENT DIMENSIONS GROUP INC.		DIMENSIONAL FUND ADVISORS INC.

By:	/s/ Michael T. Scardina	By:	/s/ Catherine L. Newell
	Michael T. Scardina		Catherine L. Newell
	Vice President, Chief Financial Officer and Treasurer		Vice President and Secretary